Exhibit 10.7

WABCO Expats Inc. PO Box 6820 One Centennial Avenue Piscataway, NJ 08854 USA www.wabco-auto.com Telephone: (732) 369-7450 Fax: (732) 369-7490

April 25 , 2008

Mr. Alfred Farha

Field Cottage

Fritwell Rd Fewcott

OX27 7NZ Oxfordshshire

England

Dear Mr. Farha,

We are pleased to offer you the position of VP General Counsel & Secretary reporting to Jacques Esculier, Chief Executive Officer.

As we discussed, your annual base salary will be $330,000.00 or a monthly rate of $27,500.

You are eligible to participate in our Annual incentive Plan (AIP) with a target of 40 % of base salary. You will be credited with full participation for year 2008 and we will guarantee an incentive payment in the amount of $132,000 for 2008. The incentive is paid in March of the year following the year in which it is earned.

You will be eligible to participate in WABCO’s Cash Long Term Incentive Plan (LTIP) for the 2009-2011 cycle with a target of 45 % of base salary. LTIP performance cycles run three years and customarily are paid in March of the year following the end of the cycle. However, you will be eligible for accelerated phase in participation, allowing a prorated target in each of the first three years—25% of target for the 2006-2008 cycle 50 % of target for the 2007-2009 cycle and 75 % of target for the 2008-2010 cycle . Actual awards are based on financial results.

In addition, you will receive a new hire equity grant with an initial value of $110,000 effective as of the first day of the month following your start date at WABCO. This grant will be comprised of 50% restricted stock units and 50% stock options, and will vest 1/3 on each of the first three anniversaries of the grant date.

You will be eligible to participate in WABCO’s annual equity incentive program with annual grants determined by the CNG of WABCO’s Board of Directors. This does not constitute a commitment for an equity award or the amount of such award for any period other than the New Hire’s Grant. All awards will be subject to the terms and conditions of the WABCO Omnibus Incentive Plan.

In addition, you will receive a sign on bonus of $75,000. This one time bonus is subject to the appropriate withholding taxes. If you voluntarily terminate your employment for any reason, or you are terminated for Cause* during the initial 12-month period, you will be required to pay back 100% of the $75,000 sign-on.

You are entitled to participate in the WABCO Benefits Program and you will be provided with four weeks vacation per annum accrued and paid according to existing policy. You will receive a full new hire package including the benefit enrollment information on or before your first day of work.

In your position you will be eligible to receive severance in case of “Change in Control,” which is only triggered in the event of a change in control AND either termination:

(a)	by the Company within 24 months of CIC, not for Cause or

(b)	by the individual for Good Reason

In the event of CIC and according to WABCO’s CIC severance plan, you will be entitled to 1.5 times your base salary plus 1.5 times your AIP at target.

WABCO maintains an employment-at-will policy. However to allay any concerns regarding termination of employment, we will provide you with severance of 1.5 times the base salary plus your AIP if you are involuntary terminated for any reason other than Cause. It is explicitly agreed that the above exceptional benefit will only be payable to you if you sign a release form for all claims against the Company or affiliated companies within 45 days after the termination of the employment relating to any and all indemnity(ies) or benefit(s) due or payable to you as a result or in connection with the termination of your employment with the Company or affiliated companies. In this regard, special reference is amongst others made to the WABCO Change in Control Plan.

WABCO Expats Inc. PO Box 6820 One Centennial Avenue Piscataway, NJ 08854 USA www.wabco-auto.com Telephone: (732) 369-7450 Fax: (732) 369-7490

The “Change in control” severance and the above severance benefit cannot be cumulated.

There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. The terms of this letter cannot be modified or changed unless done so in writing by the individual signing this letter. This letter supersedes any verbal or written communication prior to this date.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, the Company’s “Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information” and Code of Conduct.

The attachments to this offer letter include; the WABCO application for employment, the WABCO Expats Inc. Assignment Letter, US International Assignment Policy, tax equalization policy, glossary of terms, company car policy and the International Assignment Compensation Worksheet. These documents are designed to provide you with an understanding of your offer, the expatriate policy and your specific values deriving from said policy. Please be advised that these terms and policies are subject to change at any time.

Alfred, we expact that your decision to join the company will be mutually rewarding. On behalf of Jacques, we look forward to having you become part of WABCO in the belief that you will form many productive and rewarding relationships.

Please sign below indicating your acceptance of this offer and confirm your anticipated commencement date.

Sincerely,

Kevin Tarrent
SVP HR.

*	Enclosures

August 1ST 2008
Signature	Anticipated Commencement Date